Exhibit 5.1

June 21, 2016

INC Research Holdings, Inc.

3201 Beechleaf Court, Suite 600

Raleigh, North Carolina 27604-1547

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as securities counsel for INC Research Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-8, as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance of up to an aggregate of 2,300,000 shares of the Company’s common stock, $.01 par value per share (the “Shares”), including 1,000,000 shares issuable pursuant to the Company’s 2016 Employee Stock Purchase Plan (the “2016 ESPP”) and 1,300,000 shares issuable pursuant to the Company’s 2014 Equity Incentive Plan, as amended (the “2014 Plan,” and together with the 2016 ESPP, the “Plans”).

We have reviewed the Registration Statement and the Plans. We have examined the originals, or photostatic or certified copies, of such records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and when issued in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the laws of the State of Delaware and the federal laws of the United States of America as in effect on the date hereof. We undertake no obligation to advise you as a result of developments occurring after the date hereof as a result of facts or circumstances brought to our attention after the date hereof.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Baker & McKenzie LLP